UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    March 1, 2005

ST. JUDE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Minnesota	0-8672	41-1276891
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Lillehei Plaza, St. Paul, MN	55117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 483-2000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

                Effective March 1, 2005, the compensation of each non-management member of the Board of Directors will be:

1.	Annual Retainer: $50,000 paid monthly. (Increased from $32,000)

2.	Per diem for each board meeting: $2,000

3.	Annual non-qualified stock option grant:

a.	Date of grant:	Annual shareholders meeting
b.	Term:	8 years
c.	Price:	100% of fair market value on date of grant
d.	Vesting:	6 months after date of grant
e.	Amount:	5,600 shares (Increased from 4,000)

4.	Physical Exam: Reimbursement up to $700 for an annual physical exam.

5.	Committee Fees:

a.	Chairperson	$9,000 per annum
b.	Members	$4,000 per annum
c.	Presiding Director Fees	$5,000 per annum

6.	Charitable Contribution Match: Directors are eligible for the Company’s standard program which matches certain charitable contributions up to a maximum of $1000 per year.

7.	Restricted stock in lieu of Retainer: Each director can elect to take 100%, 50% or more of their retainer in the form of a restricted stock grant which is valued at fair market value on the date of grant, the restriction lapses six months after the date of grant.

8.	Terminated Retirement Plan: Under a retirement plan for non-employee directors that was terminated April 1, 1996, each non-employee director serving on the Board at that time who serves five years or more will receive payment of an annual benefit equal to the average of the annual retainers paid to the director during his or her service as a director, with a minimum annual benefit of $24,000. The retirement benefit will commence at the later of the time of retirement from the Board or when the director becomes 60 years old. The retirement benefit is payable over a number of years equal to the director’s years of service as a member of the Board of Directors prior to April 1, 1996.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. JUDE MEDICAL, INC.
Dated: March 4, 2005	By:	/s/ Kevin T. O’Malley

Kevin T. O’Malley Vice President and General Counsel